Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Extreme Networks, Inc. (“we,” “us,” “our” and the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.  The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which are filed as exhibits to the Annual Report on Form 10-K, of which this exhibit is a part, and to the applicable provisions of Delaware law. We encourage you to read our amended and restated certificate of incorporation and our amended and restated bylaws and the applicable provisions of Delaware law for more information.

General

Our authorized capital stock consists of 752,000,000 shares, consisting of 750,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. All elections shall be determined by a plurality of the votes cast, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter; provided, however, that the affirmative vote of holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Series A Preferred Stock Purchase Rights

We do not have any shares of preferred stock outstanding, but have designated shares of Series A Preferred Stock in connection with our Amended and Restated Tax Benefit Preservation Plan, dated as of May 17, 2021 (the “Restated Tax Plan”).  The Restated Tax Plan amends and restates in its entirety the Company’s existing rights agreement (as previously amended, the “Rights Agreement”) and governs the terms of each preferred stock purchase right, which are referred to as “Rights,” that has been issued with respect to each share of common stock of the Company.  While the Restated Tax Plan is intended to preserve our current ability to utilize NOLs and certain other tax attributes, the provisions of the Restated Tax Plan could have the effect of delaying, deferring, or preventing a change of control of the Company and could discourage bids for the Company’s common stock at a premium over the market price of the Company’s common stock.

Dividend of Preferred Stock Purchase Rights

In connection with its adoption of the Rights Agreement, on April 27, 2001, our board of directors declared a dividend distribution of one Right for each outstanding share of our common stock. The distribution was paid as of May 14, 2001, to stockholders of record on that date. As long as the Rights are attached to the common stock, the Company will issue one Right (subject to adjustment) with each new share of the common stock so that all such shares will have attached Rights.  When exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Series A Preferred Stock, $0.001 par value (the “Series A Preferred”), at a price of $70 per Right, subject to adjustment (the “Purchase Price”).

Transfer, “Flip In” and Exercise of the Rights

The Rights detach from the common stock and become exercisable if: (i) at the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 4.95% or more of the common stock (each such person, an “Acquiring Person”) or (ii) at the close of business on the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of shares of common stock equal to or exceeding 4.95% of the outstanding common stock (the earlier of (i) and (ii) being called the “Distribution Date”).  The Board may postpone the Distribution Date of the rights under certain circumstances.

The Restated Tax Plan provides that any person who beneficially owned shares of common stock equal to or exceeding 4.95% of the outstanding common stock prior, including immediately prior, to the first public announcement of the adoption of the Restated Tax Plan, together with any affiliates and associates of that person (each, an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Restated Tax Plan unless the Existing Holder becomes the beneficial owner of one or more additional shares of common stock (other than pursuant to (a) a dividend or distribution paid or made by the Company on the outstanding common stock in common stock or (b) a split or subdivision of the outstanding common stock).  However, if upon acquiring beneficial ownership of one or more additional shares of common stock, the Existing Holder does not beneficially own shares of common stock equal to or exceeding 4.95% of the common stock outstanding, the Existing Holder shall not be deemed to be an “Acquiring Person” for purposes of the Restated Tax Plan.

The Rights will be transferred only with the common stock until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights).  After the Distribution Date, separate rights certificates will be issued evidencing the Rights and become separately transferable apart from the common stock.

Pursuant to the Restated Tax Plan, the Rights will expire, unless redeemed or exchanged earlier by the Company or terminated, the Rights will expire upon the earliest to occur of (i) the close of business on May 17, 2024, (ii) the close of business on May 17, 2022, if stockholder approval of the Restated Tax Plan has not been obtained by that date, (iii) the close of business on the effective date of the repeal of Section 382 of the Code if our board of directors determines that the Restated Tax Plan is no longer necessary or desirable for the preservation of the Tax Benefits or (iv) the time at which our board of directors determines that the Tax Benefits are fully utilized or no longer available under Section 382 of the Code or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes.

Rights and Preferences of Preferred Stock

Each share of Series A Preferred purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $3,750.00 per share or, if greater, an aggregate dividend of 1,000 times the dividend, if any, declared per share of common stock.  In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment of $150,000.00 per share (plus any accrued but unpaid dividends), provided that such holders of the Series A Preferred will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock.  Each share of Series A Preferred will have 1,000 votes and will vote together with the common stock.  Finally, in the event of any merger, consolidation or other transaction in which shares of the common stock are exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per share of common stock.  The Series A Preferred will not be redeemable.  These rights are protected by customary antidilution provisions.  Because of the nature of the Series A Preferred’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of common stock.

The Purchase Price payable, and the number of shares of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (ii) upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the then current market price of the Series A Preferred or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

Merger, Exchange or Redemption of the Rights

In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the common stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be null and void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current Purchase Price of the Right.  In the event that, after a Person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding common stock, our board of directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become null and void), in whole or in part, for shares of common stock at an exchange rate of one share of common stock per Right (subject to adjustment).

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) by our board of directors at any time prior to the time that an Acquiring Person has become such.  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment of Restated Tax Plan

Any of the provisions of the Restated Tax Plan may be amended by our board of directors, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Restated Tax Plan in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or any affiliate or associate of an Acquiring Person).

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Special Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, provided, however, that the board of directors shall call a special meeting of stockholders upon request by the holders of not less than 25% of all shares entitled to cast votes at the meeting, voting as a single class, only for the purpose of removing directors from office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors; Filling Vacancies

At each annual meeting of our stockholders, directors elected to succeed those directors shall be elected for a term expiring at the next annual meeting of stockholders. Because our stockholders do not have cumulative voting rights, our stockholders constituting a plurality of the votes cast will be able to elect all of our directors. Our amended and restated certificate of incorporation provides for the removal of any of our directors with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock of the company entitled to vote generally in the election of directors, voting as a single class. Any vacancy in the board of directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting of the stockholders held for that purpose. Any vacancy on our board of directors resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office.

Choice of Forum

Our amended and restated bylaws provide that, unless we consent in writing to the selection of another forum, (a) the Delaware Court of Chancery will be the sole and exclusive forum for the following actions: (i) any derivative action or proceeding brought by or on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to the Company or our stockholders; (iii) any action arising pursuant to any provision of the General Corporation Law of the State of Delaware or our amended and restated certificate of incorporation or our amended and restated bylaws; and (iv) any action asserting a claim against us governed by the internal affairs doctrine and (b) the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Additionally, the amended and restated bylaws include language pursuant to which stockholders are deemed to have consented to personal jurisdiction in the Delaware Court of Chancery or the federal district courts of the United States, as applicable, and to service of process on their counsel in any action initiated in violation of the forum selection provisions.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.  While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive-forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Certificate of Incorporation Provisions

The amendment of any of the above provisions relating to our amended and restated certificate of incorporation, would require approval by a stockholder vote by the holders of at least a 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Nasdaq Global Select Market listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “EXTR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royal Street, Canton, MA 02021.